MASTERWORKS

Launching Now | Barbara Kruger ($727K | △ 28.0%)

Masterworks Recently Sold Paintings[1]



Andy Warhol
256 days held
10.4% Annualized Net Return



Cecily Brown
686 days held
35.0% Annualized Net Return



Simone Leigh
36 days held
325.5% Annualized Net Return



Barbara Kruger

56% SOLD OUT


We will no longer be your

In the last 5 years, Kruger's auction market has experienced robust growth, and in 2022, her total auction turnover peaked at approximately **$4.2M**

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Price Appreciation of Similar Works (Past 5 Years)[2]

28.0%


1.6M
1.2M
0.8M
0.4M
2018
2019
2020
2021
2022

Yearly Top Hammer Price[3]


1.2M
1M
0.8M
0.6M
0.4M
0.2M
2000
2005
2010
2015
2020

All Time Top Hammer Price[4]


1.2M
1M
0.8M
0.6M
0.4M
0.2M
2000
2005
2010
2015
2020

Dollar Turnover[5]



3M
2.5M
2M
1.5M
1M
0.5M
2000
2005
2010
2015
2020

Estimated Total Demand[6]



2M
1.5M
1M
0.5M
2019
2020
2021

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Initial Price Offering is $727,000

More information on the Offering Circular can be found at sec.gov

1. "Net Annualized Return" refers to the annualized internal rate of return, or IRR, net of all fees and costs, to holders of Class A ordinary shares from the primary offering, calculated from the final closing date of such offering to the date the sale is consummated. Masterworks sells artwork opportunistically and therefore the actual returns achieved by investors in select issuers that have sold a painting are not indicative of the investment performance of shares offered by the majority of other Masterworks issuers that have not yet sold a painting and past performance is not indicative of future performance.

2. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise works by Barbara Kruger with the following criteria: single panel photographic works executed 1980 to 1989, that measure 20 inches by 20 inches or larger, include black and/or white text in the artist's signature block font only, and excluding lenticular examples. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from

publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 28.0% CAGR implied from selected sales occurring from June 27, 2018 to November 16, 2022. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. This chart outlines the highest price realized at auction each year on Kruger paintings from 1998 to 2022. Source: Internal Masterworks Research Data (As of December 31, 2022).

4. This chart outlines the highest price realized at auction as of a given year on Kruger paintings from 1998 to 2022. Source: Internal Masterworks Research Data (As of December 31, 2022).

5. The sum of all works from Kruger sold at auction in a given year. Source: Internal Masterworks Research Data (As of December 31, 2022).

6. Estimated Total Demand is calculated by summing the values of equidistant increments between the price realized and the low estimate, where the number of increments equals the number of unique bidders for each artwork. Source: Internal Masterworks Research Data (As of December 31, 2022).